EXHIBIT 99.1
DIRT MotorSports™ Announces Harvey W. Schiller, Ph.D., as Chairman of the Board of Directors
NORMAN, Okla.—(BUSINESS WIRE)—Aug. 2, 2006—DIRT MotorSports, Inc. (OTCBB: DMSP) (DIRT) announced today that Harvey W. Schiller, Ph.D., has been elected as Chairman of the Board of Directors.
“Dr. Schiller brings a broad perspective and a history of industry recognized leadership in sports marketing and media,” said DIRT MotorSports President and CEO Tom Deery. “We look forward to his involvement and guidance as we execute our significantly expanded marketing and media plan for our exciting motor sports properties.”
“I am looking forward to furthering the development of DIRT MotorSports,” Dr. Schiller said. “The Company has assembled a strong operating team and I am excited about the Company’s growth opportunities.”
Previously, Dr. Schiller was Chairman of Assante U.S., a leading provider of financial management products to the professional sports and entertainment industry, and Chairman and CEO of YankeeNets, an integrated sports-based media company with ownership of the New York Yankees, New Jersey Nets, and New Jersey Devils. The organization was responsible for the marketing, capital raise, and launch of the YES regional sports network
Until December 1999, Dr. Schiller served as vice president, sports programming for Turner Broadcasting System, Inc. (TBS); president of Turner Sports, Inc., a division of Time Warner; and president and governor of the NHL expansion franchise, Atlanta Thrashers. As such, he was responsible for the acquisition and production of all sports programming on TBS Superstation, TNT, Turner South, and Sports South. He also oversaw the Goodwill Games and World Championship Wrestling. He successfully completed several negotiations with NASCAR and led the sponsorship of a Busch Grand National champion.
Before joining Turner in 1994, Schiller was Executive Director/Secretary General of the United States Olympic Committee (USOC). Holding this position since 1990, he was instrumental in instituting significant changes within the organization to improve its financial health. He worked directly in support of the planning and award of the 1996 Centennial Olympic Games to the city of Atlanta. He was a member of the International Olympic Committee (IOC) marketing, and television and radio committees. In December 1994, he was awarded the prestigious Olympic Order, the highest decorated honor presented to an individual by the IOC.
Schiller joined the USOC after serving as Commissioner of the Southeastern Conference from 1986 to 1990 and served as a member of the NCAA Executive and Championships Committees. He also served as a pilot in the U.S. Air Force (USAF) from 1962 to 1986 including combat service in Vietnam and attained the rank of Brigadier General. He served as Chairman of the Air Force Academy Athletic Association during his tenure as a Permanent Professor.
Schiller earned his bachelor’s degree from The Citadel and was recently inducted in their Athletic Hall of Fame. He earned his master’s degree and doctorate from the University of Michigan. He also holds honorary doctorates from The Citadel and Northern Michigan University.
He was a member of the Independent Commission of the United States Olympic Committee, created by Senate Commerce Committee to study the mission, governance and organizational structure of the USOC, and a distinguished Visiting Professor at the Goizueta School of Business at Emory. Dr. Schiller was recently appointed to the White House Commission on Presidential Scholars. He continues to serve as a consultant to several professional sports franchises.
Dr. Schiller is currently Chairman and Chief Executive Officer of GlobalOptions Group, Inc., an international risk management and business solutions company.
About DIRT MotorSports(TM)
Based in Norman, OK, DIRT MotorSports(TM), Inc. is the premier dirt racing and sports entertainment company dedicated to the promotion of competitive dirt track racing. DIRT MotorSports is the largest sanctioning body for sprint car, late model and modified dirt track auto racing in the United States and also owns and operates seven dirt tracks. DIRT MotorSports operates the industry’s most prominent national touring series’ including the World of Outlaws Sprint Car Series(R) currently broadcast on The Outdoor Channel(R) (Nasdaq: OUTD); the World of Outlaws Late Model Series(R) currently broadcast on SPEED(R) and the DIRT Big Block Modified Series(TM) currently broadcast by Time Warner. “World of Outlaws” is a registered trademark of DIRT MotorSports.
For further information on DIRT or this press release, contact Chris Dolack at 1-877-5RACING (1-877-572-2464), email cdolack@dirtmotorsports.com, visit us online at www.dirtmotorsports.com or see the Company’s filings at www.sec.gov.
CONTACT: DIRT MotorSports(TM)
Chris Dolack, 1-877-5RACING (1-877-572-2464)
cdolack@dirtmotorsports.com
SOURCE: DIRT MotorSports, Inc.